EXHIBIT 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	William H. Schafer
	Chairman	Sr. Vice President and Chief Financial Officer
	Chief Executive Officer	216-755-5500
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 26.8%
INCREASE IN FFO PER SHARE FOR THE THREE MONTH PERIOD
ENDED MARCH 31, 2005

     CLEVELAND, OHIO, May 2, 2005 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that first quarter 2005 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.90 (diluted) and $0.90 (basic) as compared to $0.71 (diluted) and $0.72 (basic) per share for the same period in the previous year, a per share increase of 26.8% diluted and 25.0% basic. FFO available to common shareholders reached $99.1 million for the quarter ended March 31, 2005, as compared to $62.8 million for 2004, an increase of 57.8%. Net income available to common shareholders for the three month period ended March 31, 2005 increased 128.4% to $91.8 million or $0.84 per share (diluted) and $0.85 (basic) compared to first quarter 2004 net income of $40.2 million, or $0.46 per share (diluted) and $0.47 (basic). The increase in net income for the quarter ended March 31, 2005 is primarily related to an increase on gain on sales of real estate, primarily to the Company’s joint venture with MDT, the acquisition of assets from Benderson Development Company, Inc., and related entities (“Benderson”) in May 2004 and the acquisition of 15 Puerto Rican real estate assets from Caribbean Property Group, LLC and related entities (“CPG”) in late January 2005.

     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “We are pleased to announce this quarter’s financial results, which continue to reflect the growing strength of our asset class and the strong performance of our portfolio. In addition, we continued to structure and execute transactions during the quarter, such as the closing of the CPG transaction and sale of assets to MDT, that support our investment strategy and result in long term value creation for shareholders.”

     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the first quarter of 2005, the Company executed 144 new leases aggregating 652,000 square feet and 159 renewals aggregating 709,000 square feet. Rental rates on new leases increased by 18.9% to $15.20 per square foot and rental rates on renewals increased by 6.2% to $11.56 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 10.2% to $13.31 per square foot.

     At March 31, 2005, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.27. Excluding the impact of the properties acquired from CPG and Benderson, the average annualized base rent per occupied square foot for the portfolio was $11.30, as compared to $10.94 at March 31, 2004.

     At March 31, 2005, the portfolio, including those properties owned through joint ventures, was 95.5% leased. Excluding the impact of the properties acquired from CPG and Benderson, the portfolio was 95.2% leased, as compared to 95.0% at March 31, 2004. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of March 31, 2005, the portfolio was 94.9% occupied. Excluding the impact of the properties acquired from CPG and Benderson, the portfolio was 94.7% occupied, as compared to 94.4% at March 31, 2004.

     Same store Net Operating Income (“NOI”) relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2004, excluding properties under redevelopment) increased approximately $1.7 million (or 1.7%) for the three months ended March 31, 2005.

Strategic Real Estate Transactions:

Caribbean Properties Group

     In January 2005, the Company completed the acquisition of 15 Puerto Rican retail real estate assets, totaling nearly 5.0 million square feet from CPG, at an aggregate cost of approximately $1.15 billion. The financing for the transaction was provided by the assumption of approximately $660 million of existing debt and line of credit borrowings on the Company’s $1.0 billion senior unsecured credit facility and the application of a $30 million deposit funded in 2004.

MDT Joint Venture

     During the first quarter of 2005, the Company sold nine properties to the MDT Joint Venture for approximately $284.2 million and recognized gains totaling $62.6 million of which $23.7 million represented merchant building gains from recently developed shopping centers. In April 2005, the Company sold an additional three properties to the MDT Joint Venture for approximately $63.8 million and will recognize additional merchant building gains of approximately $14.5 million in the second quarter of 2005. The Company maintains an approximate 14.5% ownership in the properties. The Company has been engaged for all day-to-day operations of the properties and will receive its share of ongoing fees for property management, leasing and construction management, in addition to other periodic fees for financing and due diligence.

Expansions:

     During the three month period ended March 31, 2005, the Company completed four expansion and redevelopment projects located in Tallahassee, Florida; Suwanee, Georgia; Hendersonville, North Carolina and Johnson City, Tennessee at an aggregate cost of $13.5 million. The Company is currently expanding/redeveloping six shopping centers located in Gadsden, Alabama; Ottumwa, Iowa; Gaylord,

Michigan; Princeton, New Jersey; Allentown, Pennsylvania and Erie, Pennsylvania at a projected incremental cost of approximately $17.9 million. The Company is also scheduled to commence construction on two additional expansion and redevelopment projects at its shopping centers located in Ocala, Florida and Amherst, New York.

     During the three month period ended March 31, 2005, a joint venture of the Company completed the expansion of its shopping center located in Merriam, Kansas at an aggregate cost of $1.2 million. Three of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California and Kansas City, Missouri at a projected incremental cost of approximately $47.7 million. Two of the Company’s joint ventures are also scheduled to commence additional expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.

Development (Consolidated):

     During the three month period ended March 31, 2005, the Company substantially completed the construction of its shopping center located in Overland Park, Kansas.

     The Company currently has seven shopping center projects under construction. These projects are located in Miami, Florida; Chesterfield, Michigan; Lansing, Michigan; Freehold, New Jersey; Mount Laurel, New Jersey; Apex, North Carolina (Beaver Creek Crossings – Phase I) and Pittsburgh, Pennsylvania. These projects are scheduled for completion during 2005 and 2006 at a projected aggregate cost of approximately $285.2 million and will create an additional 2.8 million square feet of retail space. At March 31, 2005, approximately $170.4 million of costs were incurred in relation to these development projects.

     The Company anticipates commencing construction in 2005 on two additional shopping centers located in Norwood, Massachusetts and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $107.4 million. These projects are located in Merriam, Kansas; Jefferson County (St. Louis), Missouri; Apex, North Carolina (Beaver Creek Crossings – Phase II), adjacent to a wholly-owned development project; and San Antonio, Texas. The projects located in Merriam, Kansas and San Antonio, Texas are being developed through the Coventry II program. A portion of the project located in Jefferson County (St. Louis), Missouri has been substantially completed. The remaining projects are scheduled for completion in 2005 and 2006. At March 31, 2005, approximately $33.8 million of costs were incurred in relation to these development projects.

Dispositions:

     In April 2005, one of the Company’s RVIP joint ventures sold a 77,000 square foot shopping center in Richmond, California (Richmond City Center) for approximately $13 million. The joint venture will recognize a gain of approximately $2 million in the second quarter of 2005.

Financings:

     In April 2005, the Company issued $400 million of senior unsecured notes, $200 million of five-year notes and $200 million of ten-year notes. The five-year notes have an interest rate of 5.0%, are due on May 3, 2010 and were offered at 99.806% of par. The ten-year notes have an interest rate of 5.5%, are due on May 1,

2015 and were offered at 99.642% of par. The effective interest rate, after taking into account the treasury rate locks that were previously entered into by the Company will adjust the five-year rate to approximately 4.95% and ten-year rate to approximately 5.37%. Proceeds from the offering were primarily used to repay indebtedness of the Company’s subsidiary, DDR PR Ventures LLC, S.E. (“DDR PR”), under the Company’s primary revolving credit facility.

     In March 2005, the Company amended and restated its $1 billion primary revolving credit facility with JP Morgan Securities, Inc. and Banc of America Securities LLC as joint lead arrangers. The amendments extended the maturity date to May 2008, decreased the borrowing rate over LIBOR to 0.675%, modified certain covenants and allowed for the future expansion of the credit facility to $1.25 billion.

     In March 2005, the Company amended its secured revolving credit facilities with National City Bank. This amendment created a $60 million unsecured facility, reduced the interest rate over LIBOR to 0.675%, extended the maturity date to May 2008 and modified certain covenants.

     Developers Diversified Realty Corporation currently owns and manages approximately 470 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 107 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2004.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period
	Ended March 31,
	2005	2004
Revenues:
Minimum rents (A)	$128,846	$87,508
Percentage and overage rents (A)	2,033	1,728
Recoveries from tenants	38,335	25,443
Ancillary income	1,820	764
Other property related income	1,091	898
Management fee income	4,292	3,111
Development fees	488	191
Other (B)	2,143	3,539

	179,048	123,182

Expenses:
Operating and maintenance	25,131	16,022
Real estate taxes	21,668	15,342
General and administrative (C)	13,643	10,444
Depreciation and amortization	41,397	24,800

	101,839	66,608

Other income (expense):
Interest income	1,009	1,360
Interest expense	(41,964)	(24,710)
Other expense	(300)	(20)

	(41,255)	(23,370)
Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries, discontinued operations, gain on sales of real estate and cumulative effect of adoption of a new accounting standard	35,954	33,204
Equity in net income of joint ventures (D)	6,510	18,221
Minority equity interests (E)	(1,406)	(1,145)
Income tax of taxable REIT subsidiaries and franchise taxes	(167)	(671)

Income from continuing operations	40,891	49,609
Loss from discontinued operations (F)	—	(192)

Income before gain on sales of real estate and cumulative effect of adoption of a new accounting standard	40,891	49,417
Gain on sales of real estate, net of tax	64,659	4,370

Income before cumulative effect of adoption of a new accounting standard	105,550	53,787
Cumulative effect of adoption of a new accounting standard (G)	—	(3,001)

Net income	$105,550	$50,786

Net income, applicable to common shareholders	$91,758	$40,182

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$91,758	$40,182
Depreciation and amortization of real estate investments	40,842	24,757
Equity in net income of joint ventures (D)	(6,510)	(18,221)
Joint ventures’ FFO (D)	11,315	12,676
Minority equity interests (OP Units) (E)	729	572
Gain on sales of depreciable real estate, net	(39,063)	(160)
Cumulative effect of adoption of a new accounting standard (G)	—	3,001

FFO available to common shareholders	99,071	62,807
Preferred dividends	13,792	10,604

FFO	$112,863	$73,411

Per share data:
Earnings per common share
Basic	$0.85	$0.47

Diluted	$0.84	$0.46

Dividends Declared	$0.56	$0.46

Funds From Operations — Basic (H)	$0.90	$0.72

Funds From Operations – Diluted (H)	$0.90	$0.71

Basic – average shares outstanding (thousands) (H)	108,005	86,344

Diluted — average shares outstanding (thousands) (H)	110,244	87,646

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the three month period ended March 31, 2005 as compared to 2004, aggregated $40.6 million consisting of $0.9 million related to leasing of core portfolio properties (an increase of 1.4% from 2004), $46.2 million from the acquisition of assets, and $2.0 million related to developments and redevelopments. These amounts were offset by a decrease of $0.2 million relating to the business center properties and $8.3 million due to the sale of properties to joint ventures in 2004 and 2005. Included in the rental revenues for the three month periods ended March 31, 2005 and 2004 is approximately $2.6 million and $1.6 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three month periods ended March 31, 2005 and 2004 was comprised of the following (in millions):

	Three Month Period
	Ended March 31,
	2005	2004
Lease termination fees	$0.5	$3.5
Financing fees	1.4	—
Other miscellaneous	0.2	—

	$2.1	$3.5

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three month periods ended March 31, 2005 and 2004, general and administrative expenses were approximately 4.8% and 5.1%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period
	ended March 31,
	2005 (b)	2004 (b)
Revenues from operations (a)	$104,518	$74,437

Operating expense	36,772	25,454
Depreciation and amortization of real estate investments	19,725	10,591
Interest expense	25,963	18,045

	82,460	54,090

Income from operations before gain on sale of real estate and discontinued operations	22,058	20,347
Gain (loss) on sale of real estate	303	(14)
Income (loss) from discontinued operations, net of tax	323	(309)
Gain on sale of discontinued operations, net of tax	1,001	24,024

Net income	$23,685	$44,048

DDR Ownership interests (b)	$6,494	$18,301

Funds From Operations from joint ventures are summarized as follows:
Net income	$23,685	44,048
Gain on sale of real estate, including discontinued operations	(330)	(23,967)
Depreciation and amortization of real estate investments	19,882	11,052

	$43,237	$31,133

DDRC Ownership interests (b)	$11,315	$12,676

DDRC Partnership distributions received, net	$11,141	$28,316

(a)	Revenues for the three month periods ended March 31, 2005 and 2004 included approximately $1.4 million and $1.1 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million in each period.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(b)	Included in the Company’s equity in net income and FFO from joint ventures for the three months ended March 31, 2004, is approximately $2.9 million of gain related to the sale of joint venture property at the end of 2003. This amount was recorded as a gain at the joint venture level in 2003 but was deferred by DDR until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $0.1 million for the three month period ended March 31, 2004 to reflect additional basis depreciation and adjustments to gain on sale.

At March 31, 2005 and 2004, the Company owned joint venture interests relating to 111 and 103 shopping center properties, respectively. In addition, at March 31, 2005 and 2004, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 60 and 69 shopping center sites formerly owned by Service Merchandise, respectively.

(E)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period
	Ended March 31,
	2005	2004
Minority interests	$677	$573
Operating partnership units	729	572

	$1,406	$1,145

(F)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

Three Month Period
Ended March 31,
2004
Revenues	$1,952

Expenses:
Operating	865
Interest	243
Depreciation	339
Minority interests	4

Total expenses	1,451

Income before loss on sale of real estate	501
Loss on sales of real estate	(693)

Net income	$(192)

(G)	The Company recorded a charge of $3.0 million in 2004 as a cumulative effect of adoption of a new accounting standard (FIN 46) attributable to the consolidation of the shopping center in Martinsville, Virginia. This amount represents the minority partner’s share of cumulative losses in the partnership.

(H)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of 1.3 million and 1.1 million Operating Partnership Units (OP Units) outstanding at March 31, 2005 and 2004 into 1.3 million and 1.1 million common shares of the Company for the three month periods ended March 31, 2005 and 2004, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding were 110.5 million and 88.9 million for the three month periods ended March 31, 2005 and 2004, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	March 31, 2005	December 31, 2004
Assets:
Real estate and rental property:
Land	$1,517,345	$1,238,242
Buildings	4,665,360	3,998,972
Fixtures and tenant improvements	135,770	120,350
Construction in progress	267,264	245,860

	6,585,739	5,603,424
Less accumulated depreciation	(596,521)	(568,231)

Real estate, net	5,989,218	5,035,193
Cash	51,428	49,871
Advances to and investments in joint ventures	292,115	288,020
Notes receivable	17,890	17,823
Receivables, including straight line rent, net	88,925	84,843
Other assets, net	88,401	107,797

	$6,527,977	$5,583,547

Liabilities:
Indebtedness:
Revolving credit facilities	$440,000	$60,000
Variable rate unsecured term debt	200,000	350,000
Unsecured debt	1,219,558	1,220,143
Mortgage and other secured debt	1,743,113	1,088,547

	3,602,671	2,718,690
Dividends payable	65,589	62,089
Other liabilities	211,213	192,514

	3,879,473	2,973,293
Minority interests	55,315	55,935
Shareholders’ equity	2,593,189	2,554,319

	$6,527,977	$5,583,547

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31,	December 31,
	2005	2004
Land	$888,074	$798,852
Buildings	2,506,015	2,298,424
Fixtures and tenant improvements	48,514	42,922
Construction in progress	29,702	25,151

	3,472,305	3,165,349
Accumulated depreciation	(160,685)	(143,170)

Real estate, net	3,311,620	3,022,179
Receivables, including straight line rent, net	65,029	68,596
Leasehold interests	27,198	26,727
Other assets	115,681	96,264

	$3,519,528	$3,213,766

Mortgage debt (a)	$2,060,079	$1,803,420
Notes and accrued interest payable to DDR	28,912	20,616
Amounts payable to other partners	46,507	46,161
Other liabilities	79,176	75,979

	2,214,674	1,946,176
Accumulated equity	1,304,854	1,267,590

	$3,519,528	$3,213,766

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $455.7 million and $420.8 million at March 31, 2005 and December 31, 2004, respectively.